SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                          _________________________

                                 FORM 8-A/A


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                        GRAND PREMIER FINANCIAL, INC.
   ---------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

             Delaware                           36-4077455
   ---------------------------------------------------------------------
     (State of incorporation or organization)   (I.R.S. Employer
                                                 Identification No.)

   486 West Liberty Street, Wauconda, IL          60084-2989
   ---------------------------------------------------------------------
    (Address of principal executive offices)       (Zip Code)

   If this form relates to the        If this form relates to the
   registration of a class of         registration of a class of
   securities pursuant to Section     securities pursuant to Section
   12(b) of the Exchange Act and      12(g) of the Exchange Act and
   is effective pursuant to General   is effective pursuant to General
   Instruction A.(c), please check    Instruction A.(d), please check
   the following box. [  ]            the following box. [X]


   Securities Act registration statement file number to which this form
   relates:         N/A
             --------------
            (If applicable)

   Securities to be registered pursuant to Section 12(b) of the Act:

              Title of Each Class          Name of Each Exchange on Which
              to be so Registered          Each Class is to be Registered
              -------------------          ------------------------------
                    None                               N/A
              -------------------          -----------------------------

   Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, $0.01 par value per share,
                 including associated Preferred Stock Purchase Rights
   ---------------------------------------------------------------------
                                (Title of class)



   ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        On September 9, 1999, Grand Premier Financial, Inc. (the "Company") entered into Amendment No. 1 (the "Amendment"), dated as of September 9, 1999, to the Rights Agreement, dated as of July 8, 1996 (the "Rights Agreement"), between the Company and Grand Premier Trust and Investments, Inc., N.A., as successor to Premier Trust Services, Inc, as rights agent. The Amendment made the provisions of the Rights Agreement inapplicable to the transactions contemplated by (1) the Agreement and Plan of Merger, dated as of September 9, 1999 (the "Merger Agreement"), among the Company, Old Kent Financial Corporation, a Michigan corporation ("Old Kent"), and a wholly-owned subsidiary of Old Kent, providing for the merger of the Company with and into a wholly-owned subsidiary of Old Kent (the "Merger"), (2) the Stock Option Agreement between the Company and Old Kent, dated as of September 9, 1999, entered into in connection with the Merger Agreement, pursuant to which the Company granted an option to Old Kent to purchase, upon the terms and subject to the conditions set forth in the Stock Option Agreement, up to 4,469,722 shares (or approximately 19.9%) of the Company s common stock, (3) the Voting Agreement between Old Kent and certain of the Company s stockholders, dated as of September 9, 1999, pursuant to which such stockholders agreed to vote their shares of Company common stock in favor of the approval of the Merger and the Merger Agreement, and agreed to certain restrictions relating to the disposition of their shares of Company stock, and (4) the affiliate agreements to be entered into between Old Kent and affiliates of the Company pursuant to which such affiliates will be required to comply with certain restrictions on their ability to dispose of shares of Company stock for a limited period of time.

        The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as an exhibit hereto and incorporated herein by reference.

   ITEM 2.   EXHIBITS

        The following exhibit is filed as a part of this Registration
   Statement:

   EXHIBIT NO.    DESCRIPTION
   ----------     -----------
        4.1       Amendment No. 1, dated as of September 9, 1999, to the
                  Rights Agreement, dated as of July 8, 1996, between
                  Grand Premier Financial, Inc. and Grand Premier Trust and Investment, Inc., N.A., as successor to Premier
                  Trust Services, Inc.










                                      2



                                  SIGNATURE

             Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

   Dated:    September 14, 1999
                                 GRAND PREMIER FINANCIAL, INC.



                                 By:  /s/ David L. Murray
                                      ----------------------------------
                                 Name:     David L. Murray
                                 Title:    Senior Executive Vice
                                           President and
                                           Chief Financial Officer






































                                      3



                                EXHIBIT INDEX

   EXHIBIT NO.    DESCRIPTION
   -----------    -----------
        4.1       Amendment No. 1, dated as of September 9, 1999, to the
                  Rights Agreement, dated as of July 8, 1996, between
                  Grand Premier Financial, Inc. and Grand Premier Trust and Investment, Inc., N.A. as successor to Premier
                  Trust Services, Inc.